As filed with the Securities and Exchange Commission on May 21, 2026
    File No. 333-________
________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________________________________

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	39-3738880 (I.R.S Employer Identification No.)

3400 Overton Park Drive Atlanta, Georgia (Address of Principal Executive Offices)	30339 (Zip Code)
Pinnacle Financial Partners, Inc.
2026 Omnibus Plan
(Full title of the plan)
______________________

Mary Maurice Young
Deputy General Counsel and Corporate Secretary
Pinnacle Financial Partners, Inc.
3400 Overton Park Drive
Atlanta, GA 30339
(706) 641-6500
(Name, address, and telephone number, including area code, of agent for service)

With a copy of all communications to:

Mark Kanaly
Kerry T. Wenzel
Alston & Bird LLP
One Atlantic Center
1201 W. Peachtree Street
Atlanta, GA 30309
Tel: (404) 881-7000

______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

At the time of the filing of this Registration Statement, Pinnacle Financial Partners, Inc., a Tennessee corporation (“Legacy Pinnacle”) and Synovus Financial Corp. (“Synovus”), a Georgia corporation, have each merged with and into Pinnacle Financial Partners, Inc. (the “Company” or the “Registrant”), with the Registrant surviving (such mergers, collectively the “Merger”). The Merger was effective as of January 1, 2026.

The Registrant has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 4,460,000 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), that may be issued under the Pinnacle Financial Partners, Inc. 2026 Omnibus Plan (the “Plan”), which is comprised of 2,800,000 shares of Common Stock plus 1,660,000 shares that were remaining available for issuance under the Legacy Pinnacle Second Amended and Restated 2018 Omnibus Equity Incentive Plan and the Synovus 2021 Omnibus Plan (collectively, the “Prior Plans”) as of May 21, 2026; and (ii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual Information.

(a)    The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)    Upon written or oral request, we will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. We will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the Deputy General Counsel and Corporate Secretary at the address and telephone number on the cover of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we have filed with the SEC. The information relating to us contained in this Registration Statement should be read together with the information in the documents incorporated by reference.
We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):
•The Registrant's Current Report on Form 8-K12B, filed by Registrant with the SEC on January 2, 2026;
•Legacy Pinnacle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed by the Registrant with the SEC on March 2, 2026;
•Synovus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed by the Registrant with the SEC on March 2, 2026;
•the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed by the Registrant with the SEC on May 6, 2026;
•those portions of the Registrant’s definitive proxy statement on Schedule 14A filed on April 9, 2026 in connection with its 2026 annual meeting of shareholders;
•the Registrant’s Current Reports on Form 8-K filed with the SEC on January 15, 2026, March 2, 2026, May 12, 2026, May 14, 2026, and May 19, 2026 (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act);
•the description of the Registrant’s Common Stock, set forth in the Registrant’s definitive joint proxy statement/prospectus, filed with the SEC pursuant to Rule 424(b) of the Securities Act on September 30, 2025, relating to the Registrant’s Registration Statement on Form S-4, originally filed on August 26, 2025 and declared effective on September 30, 2025, and as amended by any subsequent amendment or report filed with the SEC for the purpose of updating this description; and
•all documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.    Description of Securities.

 Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Georgia Business Corporation Code

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

In addition, Section 14-2-856 of the GBCC permits the Registrant’s articles of incorporation, bylaws, contract, or resolution approved by the shareholders, to authorize Registrant to indemnify or obligate the Registrant to indemnify a director against claims to which the director was a party, including claims by the Registrant or in the Registrant’s right (e.g., shareholder derivative action). However, the Registrant may not indemnify the director for liability to the company for any appropriation of a corporate opportunity, acts or omissions which involve intentional misconduct or a knowing violation of the law, unlawful distributions or receipt of an improper benefit.

Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC (provided that if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding).

Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct that constitutes any appropriation of a corporate opportunity, acts or omissions which involve intentional misconduct or a knowing violation of the law, unlawful distributions or receipt of an improper benefit. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

Section 14-2-858 of the GBCC permits the Registrant to purchase and maintain insurance on behalf of the Registrant’s directors and officers against liability incurred by them in their capacities or arising out of their status as the Registrant’s directors and officers, regardless of whether the Registrant would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

The Registrant’s Bylaws

The Registrant’s amended and restated bylaws provide that every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of the Registrant shall be indemnified and held harmless by the Registrant from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the Registrant; (b) because he or she is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii) with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

The Registrant’s amended and restated bylaws provide that reasonable expenses incurred in any proceeding shall be paid by the Registrant in advance of the final disposition of such proceeding if authorized by the board of directors in the specific case, or if authorized in accordance with procedures adopted by the board of directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

In addition, the Registrant’s amended and restated bylaws cover current and future proceedings and are retroactive to cover past acts or omissions or alleged acts or omissions. In the event of death of any person having a right of indemnification or advancement of expenses under the Registrant’s bylaws, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Registrant will reserve the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

Indemnification Agreements with the Registrant’s Directors; Insurance

The Registrant has entered into indemnification agreements with each individual who currently serves as a director of the Registrant. These agreements require the Registrant to indemnify these individuals to the fullest extent not prohibited by Georgia law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant intends to enter into indemnification agreements with future directors. The Registrant also has obtained directors’ and officers’ liability insurance.

For the undertaking with respect to indemnification under the Securities Act, see Item 9 below.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
3.1
Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12B, dated January 2, 2026 and filed with the SEC on January 2, 2026).

3.2
Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K12B dated January 2, 2026 and filed with the SEC on January 2, 2026).

5.1*	Opinion of Alston & Bird LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Crowe LLP.
23.3*	Consent of Alston & Bird LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1	Pinnacle Financial Partners, Inc. 2026 Omnibus Plan (incorporated by reference to Annex B of the Company’s Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2026).
107*	Calculation of Filing Fee Table.
* Filed herewith.

Item 9.    Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” in the effective Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 21, 2026.

PINNACLE FINANCIAL PARTNERS, INC.

By: /s/ Allan E. Kamensky
Name: Allan E. Kamensky
Title: Executive Vice President and Chief Legal Officer

KNOW ALL BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Kevin S. Blair, Andrew Jamieson Gregory, Jr. and Allan E. Kamensky, and each of them, his or her true and lawful attorney-in-fact and agent with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and several power of authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacities indicated on May 21, 2026.

Signature	Title

/s/ Kevin S. Blair	Chief Executive Officer, President and Director (Principal Executive Officer)
Kevin S. Blair

/s/ Andrew Jamieson Gregory, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Andrew Jamieson Gregory, Jr.

/s/ Jill K. Hurley	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)
Jill K. Hurley

/s/ M. Terry Turner	Chairman of the Board of Directors
M. Terry Turner

/s/ Tim E. Bentsen	Lead Independent Director
Tim E. Bentsen

/s/ Robert A. McCabe, Jr.	Vice Chair of the Board of Directors
Robert A. McCabe, Jr.

/s/ Abney S. Boxley, III	Director
Abney S. Boxley, III

/s/ Gregory L. Burns	Director
Gregory L. Burns

/s/ Pedro Cherry	Director
Pedro Cherry

/s/ Thomas C. Farnsworth, III	Director
Thomas C. Farnsworth, III

/s/ David B. Ingram	Director
David B. Ingram

/s/ John H. Irby	Director
John H. Irby

/s/ Decosta E. Jenkins	Director
Decosta E. Jenkins

/s/ Gregory Montana	Director
Gregory Montana

/s/ Barry L. Storey	Director
Barry L. Storey

/s/ G. Kennedy Thompson	Director
G. Kennedy Thompson

/s/ Teresa White	Director
Teresa White